Exhibit 10.3

Rimage corporation

EMPLOYMENT AGREEMENT

This employment AGREEMENT (the “Agreement”) is made as of October 10, 2011, between Rimage Corporation, a Minnesota corporation (the “Company”), and Raymond R. Hood, a Texas resident (“Employee”).

background

A.                  Employee and Qumu, Inc. are parties to that Employment Agreement, dated August 29, 2007 (the “Prior Agreement”).

B.                  This Agreement is entered into as a condition to the Agreement and Plan of Merger, dated the date hereof, among Qumu, Inc., the Company, and Quick Acquisition Corp. (the “Merger Agreement”).

C.                  The parties acknowledge and agree that upon the consummation of the transactions contemplated by the Merger Agreement the Prior Agreement will terminate and will no longer have any force or effect.

D.                  Employee acknowledges and agrees that he will substantially benefit, directly or indirectly, from the consummation of the transactions contemplated by the Merger Agreement.

E.                   Contemporaneous with the execution of this Agreement, Employee and the Company have entered into that Executive Letter Agreement in substantially the form attached hereto as Exhibit A (the “Letter Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.                 Employment. Subject to all terms and conditions hereof, effective upon the closing of the Merger Agreement, the Company shall employ Employee at-will, which means either the Company or Employee may end the employment relationship at any time, with or without Cause (as defined in this Agreement). Employee shall serve the Company and perform services for the Company, until Employee’s employment is terminated in accordance with Section 10 hereof.

2.                 Position and Duties.

a.                      Position with the Company. During the term of Employee’s employment with the Company, Employee shall serve as the Senior Vice President and General Manager, Qumu and shall perform such duties and responsibilities consistent with his position as the board of directors of the Company (the “Board”) shall reasonably assign to him from time to time.

b.                   Performance of Duties and Responsibilities. Employee shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment. Employee shall report to the President and Chief Executive Officer of the Company. During his employment hereunder, Employee shall not accept other employment or engage in other material business activity, except that Employee may participate in civic, trade and charitable activities and personal investment activities to a reasonable extent, and may serve on the boards of up to two non-public companies and on the boards of not-for-profit organizations and trade groups and participate in community affairs, so long as such activities do not unreasonably interfere with the performance of his duties and responsibilities hereunder. The services of the Employee shall be performed, from time to time, at offices and facilities operated by the Company and its subsidiaries, and at other locations where the interests of the Company may be advanced or promoted; provided, Employee shall not be required to relocate his residence from Texas without the consent of Employee.

3.                   Compensation.

a.                   Base Salary. While Employee is employed by the Company hereunder, the Company shall pay to Employee a base salary at the annual rate of $300,000, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures.

b.                   Target Bonus. While Employee is employed by the Company hereunder, the Company shall maintain a bonus plan or program. Pursuant to the bonus plan or program, and subject to the Company’s achieving certain financial targets as determined by the management of the Company, Employee shall be eligible for bonus compensation up to a maximum of 50% of the Employee’s base salary to be paid between January 1 and March 31 of the calendar year immediately following the Company’s fiscal year to which the bonus relates.

c.                    Inducement Grant. Employee shall be granted 150,000 non-qualified option shares as of the date hereof, which shall vest in equal amounts over four years on each anniversary of the date of the grant and shall have a term of seven years. The stock options are issued with an exercise price equal to the fair market value of the Company’s stock on the date of the grant and will be granted outside of the Company’s 2007 Stock Incentive Plan.

d.                   Vacation. While Employee is employed by the Company hereunder, Employee shall be entitled to vacation and personal time consistent with the policies and procedures of the Company. Such vacation and personal time off shall be taken by Employee at times so as not to unduly disrupt the operations of the Company. During employment, Employee will accrue earned vacation according to the policies and procedures of the Company and will not forfeit any earned and accrued vacation that is not taken in a calendar year. The Company will pay Employee for any earned and accrued but unused vacation upon termination from employment.

e.                    Additional Employee Benefits. While Employee is employed by the Company hereunder, Employee shall be entitled to participate in any health, disability and term life insurance plans and programs of the Company that are made generally available to other senior employees of the Company. Employee shall also be entitled to participate in such other employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any such other particular employee benefit plan or program, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

f.                    Expenses. While Employee is employed by the Company hereunder, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any taxable year of Employee that would result in taxable compensation to Employee (i) shall not affect in-kind benefits or reimbursements to be provided in any other taxable year of Employee, (ii) are not subject to liquidation or exchange for another benefit and (iii) shall be made no later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.

g.                    Indemnification. The Employee in any capacity on behalf of the Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent permitted by Minnesota law. So long as Employee is an officer of the Company, Employee shall also be entitled to coverage under each directors’ and officers’ liability insurance policy, if any, maintained by or on behalf of the Company’s directors and officers.

4.                   Confidential Information. Except as permitted by the Company or in the ordinary course of the performance of the Employee’s duties hereunder, Employee shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Employee has acquired or shall acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company. Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company. Employee shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process. Employee understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Employee under applicable statutory or common law.

5.                   Ventures. If, during Employee’s employment with the Company, Employee is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Employee shall not be entitled to any ownership interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Employee shall have no ownership interest, direct or indirect, in any customer or supplier that conducts business with the Company except for the passive investment in less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market.

6.                   Non-solicitation Covenants. In consideration for Employee’s employment hereunder and the compensation and benefits to be provided hereunder and otherwise in connection with Employee’s employment with the Company, Employee agrees to the following restrictive covenants.

a.                   Agreement Not to Solicit Employees. During Employee’s employment with the Company and for a period of twelve (12) months from and after the termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, solicit or attempt to solicit any person who is then an employee, consultant or other independent contractor of the Company or who was an employee, consultant or other independent contractor of the Company at any time during the three (3) month period immediately preceding Employee’s termination of employment.

b.                   Agreement Not to Solicit Others. During Employee’s employment with the Company for a period of twelve (12) months from and after the termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, (i) initiate contact with, solicit or attempt to solicit any person or entity who was a customer of the Company during the last twelve (12) months of Employee’s employment, for the purposes of selling, marketing or distributing products similar to the products sold, marketed or distributed by the Company, and (ii) solicit, request, advise or induce any supplier, distributor or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company; or (iii) using the Company’s information about its clients' technical and business requirements, or other confidential client information, to solicit or obtain agreements with those clients, except that Employee may enter into agreements with the Company’s customers if the customer initiates the contact and none of the Company’s confidential information will be used in negotiating, executing, or performing the agreement.

c.                    Acknowledgment. Employee hereby acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 6 by Employee may cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

d.                   Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Employee hereby acknowledges that this Section 6 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7.                 Patents, Copyrights and Related Matters.

a.                      Disclosure and Assignment. Except as prohibited by California Labor Code Section 2870 (attached hereto as Schedule A), Employee shall promptly disclose to the Company any and all improvements and inventions that Employee may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Any such improvements and inventions shall be the sole and exclusive property of the Company and Employee shall promptly assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 7(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee shall sign any and all instruments reasonably deemed necessary by the Company for:

i.                     the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 7(a);

ii.                    the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

iii.                  the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Employee’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

b.                   Copyrightable Material. All right, title and interest in all copyrightable material that Employee shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Employee’s services hereunder or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Employee relating to the Company and arising out of Employee’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

8.                   Return of Records and Property. Upon termination of Employee’s employment or at any time upon the Company’s request, Employee shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

9.                   Remedies. Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

10.                Termination of Employment.

a.                   The Employee’s employment with the Company shall terminate immediately upon:

i.                     Employee’s receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice;

ii.                    Employee’s abandonment of his employment or notice of his resignation from the Company;

iii.                  Employee’s Disability; or

iv.                  Employee’s death.

b.                   Capitalized terms used in this Section 10 and not otherwise defined in this Agreement shall have the meaning given in the Letter Agreement.

11.                Payments upon Termination of Employment.

a.                   Except as provided in the Letter Agreement or otherwise provided by law, the Company shall have no obligations to Employee or to his beneficiary or his estate under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

12.                Miscellaneous.

a.                   Taxes. The Company shall deduct from any payments made to the Employee hereunder any withholding or other taxes which the Company is required to deduct under applicable law.

b.                   Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule, whether of the State of California or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of California.

c.                    Entire Agreement. This Agreement and the Letter Agreement constitute the entire agreement of the parties relating to Employee’s employment with the Company and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Letter Agreement. By way of clarification, the Company and Employee agree that in calculating the average annual bonus amounts with respect to the three completed calendar years prior to the date of Employee’s termination under Section 1(a)(ii) of the Letter Agreement, if Employee is with the Company for less than three completed calendar years prior to the date of termination, the calculation shall be based upon the actual completed calendar years of employment prior to the date of Employee’s termination. In addition, if the Company provides health and/or dental benefits under a self-insured arrangement described in §105(h) of the Internal Revenue Code of 1986, as amended (“Code”), the COBRA premium amounts referenced in the Letter Agreement to be paid by the Company on Employee’s behalf will be included in Employee’s income. All disputes or claims arising out of or in any way related to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration under the terms set forth in the Letter Agreement.

d.                   Section 409A. Notwithstanding anything to the contrary in this Agreement or the Letter Agreement, to the maximum extent permitted by applicable law, the severance payments payable to Employee pursuant to the Letter Agreement shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation § 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Code § 409A and the payments become payable pursuant to Section 2 of the Letter Agreement following a Change in Control (as defined in Schedule 1 to the Letter Agreement) that is not a “change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation” as described in each case in Treasury Regulation § 1.409A-3(i)(5), any such severance amount payable pursuant to Section 2 shall be paid at the same time and in the same manner as severance is paid pursuant to Section 1 of the Letter Agreement, but without regard to any limitations on the payments based on Employee’s subsequent employment. To the extent any severance payments provided for under the Letter Agreement are treated as “non-qualified deferred compensation” subject to Code § 409A and such payments are conditioned on Employee’s execution of a general release, the payments will be made or will commence, as the case may be, on the 60th day (or if applicable, the expiration of the six-month payment delay period or earlier death as described in Section 7 of the Letter Agreement) following Employee’s separation from service (the “Payment Date”), provided that prior to the Payment Date, Employee executes and delivers the general release to the Company and all applicable revocation periods have expired. In this regard, the Company shall provide the form of general release to Employee on or before the 5th day following his separation from service.

e.                    No Violation of Other Agreements. Employee hereby represents and agrees that neither (i) Employee’s entering into this Agreement nor (ii) Employee’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Employee is a party or by which Employee is bound.

f.                    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

g.                    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

h.                   Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation or other person or business entity with which the Company may merge or consolidate or to which the Company may sell or transfer all or substantially all of its assets.

i.                     Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

j.                     Severability. Subject to Section 6(d) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

k.                   Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

* * * * *

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

RIMAGE CORPORATION

By:	/s/ Sherman L. Black
Name:	Sherman L. Black
Its:	President and Chief Executive Officer

/s/ Raymond R. Hood
Raymond R. Hood